Exhibit 10.4

July 30, 2014

Rhonda Gibby

225 Winnipeg Lane

Alpharetta, GA 30022

Dear Rhonda:

This letter confirms the offer made to you to work for the Kimberly-Clark Health Care business (“Health Care Company”) following the date of the spin-off or sale (“Distribution Date”). Your initial assignment will be Senior Vice President and Chief Human Resources Officer. Your start date will be the Distribution Date. Since it is anticipated you will be an Elected Officer of the Health Care Company this letter will be subject to approval by the Management and Development and Compensation Committee of the Health Care Company Board of Directors.

Base Salary

Your annual base salary, while with Kimberly-Clark will remain unchanged and you will be eligible for salary adjustments as part of Kimberly-Clark’s 2014 compensation planning process.

Effective on the Distribution Date, as a Health Care Company employee, your salary will increase to $310,000.

Annual Incentive

As a Kimberly-Clark employee, your MAAP target will remain at 45% but for 2014 your business unit financial measures will be based on the Health Care business unit results. Assuming Health Care completes its spin-off in 2014; you will receive a pro-rated 2014 MAAP payment.

Effective on the Distribution Date, as a Health Care Company employee, your short-term incentive target will increase to 50%. The terms and conditions of the short-term incentive will be governed by the Health Care Company’s plan document.

Long-Term Incentives

Effective with the initial grant following on the Distribution Date, as a Health Care Company employee, your 2014 target long-term incentive grant will be $350,000, which is your initial target level for long-term incentive grants in your new role subject to the Health Care Company’s discretion to adjust the actual grant by the grant date value of your grant under Kimberly-Clark’s 2014 long-term incentive grant process which is not forfeited or otherwise replaced. The terms and conditions of the long-term incentive grant will be governed by Health Care Company’s plan document.

Total Compensation

Given the above, effective on the Distribution Date, your total compensation target amount with the Health Care Company is $815,000. This amount is comprised of your base salary ($310,000), annual incentive target amount ($155,000) and long-term incentive target amount ($350,000). Again, your total compensation may be higher or lower than the target amount based on company, business unit, and your individual performance.

Retention Award

The letter amends your Retention Incentive Agreement to provide that your $100,000 Retention Incentive Bonus pursuant to the terms of your Retention Incentive Agreement will be payable from the Health Care Company.

Severance

Should you be involuntarily terminated from Kimberly-Clark due to the Health Care Company spin-off or sale not occurring, you will be eligible for severance per the terms of the Kimberly-Clark Severance Pay Plan.

Your employment is at-will, and can be ended by you or Kimberly-Clark, or the Health Care Company after the Distribution Date, for any reason at any time.

This letter supersedes all prior offers, whether oral or written, or any prior discussion of the terms and conditions of your employment as a Health Care employee. This letter is not, however, intended to supersede, replace, or alter the terms of any confidentiality, nonsolicitation, noncompetition or other, similar agreement that you may have executed during your employment with Kimberly-Clark.

Rhonda, we are excited about the opportunity to work with you to complete this transaction, and look forward to your acceptance of this offer. We would appreciate your response by August 5, 2014. If you have any questions or need additional information, please let Wes or me know.

Sincerely,

Lizanne C. Gottung

Senior Vice President and

Chief Human Resources Officer

cc:	R. Abernathy
W. Wada

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Liz Gottung in the envelope provided. The other copy is for your records.

/s/ Rhonda D. Gibby

Signature / Date